[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

Exhibit 1.2

AMENDMENT OF TRUST CONDITIONS

Stichting Administratiekantoor ING Groep
effective as from 2 July 2001.
Deed dated 29 June 2001.

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

AMENDMENT OF TRUST CONDITIONS

STICHTING ADMINISTRATIEKANTOOR ING GROEP

EB/JN/689591B/14085 wij

29.06.01

      This day, the twenty-ninth of June, two thousand and one, there appeared before me,

Peter Jakob Dortmond, civil-law notary practising in Amsterdam:
Jeroen Adriaan Nolden, c/o Stibbe, Strawinskylaan 2001, Amsterdam (postcode 1077 ZZ), born in The Hague on the sixteenth of July, nineteen hundred and seventy-three, acting for the purposes of this deed as holder of a written power of attorney granted by:

Diederik Constantijn Baron van Wassenaer, residing at Dr. Dirk Bakkerlaan 41, Bloemendaal (postcode 2061 ET), born in Beverwijk on the seventh of August, nineteen hundred and fifty-seven, married, holder of Netherlands passport N62722372. The appearer, acting in the aforementioned capacity, declared that the Executive Committee of Stichting Administratiekantoor ING Groep, a foundation with its registered office in Amsterdam and its principal place of business at Strawinskylaan 2631, Amsterdam (postcode 1077 ZZ), hereinafter referred to as the “foundation”, had resolved, with the approval of Amsterdam Exchanges N.V. and the Executive Board of ING Groep N.V., a public limited company with its registered office in Amsterdam, on the twelfth of April, two thousand and one, to amend the trust conditions under which the foundation is willing to take shares in the capital of the aforementioned company into administration and to issue depositary receipts in exchange, and had authorised the grantor of the power of attorney to implement the deed of amendment of the trust conditions on behalf of the foundation.

In implementation of the aforementioned resolutions, the appearer, acting in the aforementioned capacity, declared that he amended the trust conditions of the foundation such that, with effect from the second of July, two thousand and one, the full text would read as follows:

Article 1.

      Stichting Administratiekantoor ING Groep (hereinafter referred to as the “trust office”), a foundation with its registered office in Amsterdam whose object pursuant to its Constitution is to “acquire and administer for the purposes of management, issuing exchangeable depositary receipts (hereinafter referred to as “depositary receipts”) in their place, registered shares in the capital of ING Groep N.V., a public limited company with its registered office in Amsterdam (hereinafter referred to as the “company”) and any bonus shares which may be distributed thereon or shares acquired as stock dividend or by the exercise of subscription rights, to exercise voting rights and all other rights attaching to the shares, to exercise subscription rights and to receive dividends and other distributions, including proceeds of liquidation, subject to the obligation to distribute the income to the holders of depositary receipts for shares of the relevant class, save that depositary receipts shall be issued for bonus shares, shares acquired as stock dividend and shares acquired on behalf of depositary receipt holders by virtue of the exercise of subscription rights, and further to engage in any activity which may be related to the foregoing in the widest sense, whereby all activities which entail commercial risk shall be excluded from the foundation’s object’, shall take into administration ordinary shares. A preference shares and, irrespective of the series, B preference shares in the capital of ING Groep N.V., a public limited liability company with its registered office in Amsterdam,

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

hereinafter referred to as the ‘company’, and shall issue in exchange for each share of any class a depositary receipt for a share of the same class, in the case of depositary receipts for ordinary shares with a nominal value of twenty-four euro cents (€0.24) and in the case of depositary receipts for A preference shares and B preference shares, irrespective of the series, with a nominal value of one euro and twenty cents (€1.20). Unless expressly stated otherwise, the terms ‘shares’, ‘depositary receipts’ and ‘depositary receipt holders’ shall mean all classes of shares referred to in the preceding sentence, whereby each series of B preference shares shall count as a separate class, depositary receipts for all those classes of shares and the holders of depositary receipts for all those classes of shares, respectively. Unless expressly stated otherwise, the term ‘preference shares’ shall mean both the A preference shares and the B preference shares, irrespective of the series.

Article 2.

      2.1. The depositary receipts shall be made out to bearer and shall be embodied in a single depositary receipt for each class of shares for which they have been issued, hereinafter referred to as a ‘global depositary receipt’. The global depositary receipt may include a stipulation as referred to in Section 36, subsection 5, of the Securities Giro Transfer Act (hereinafter referred to as ‘WGE’).

      2.2. The global depositary receipts referred to in paragraph 1 of this article shall be placed in custody by the trust office on behalf of the depositary receipt holders with Nederlands Centraal Instituut voor Giraal Effectenverkeer (hereinafter referred to as ‘Neeigel’), the ‘central institution’ within the meaning of the WGE, in exchange for which each depositary receipt holder shall be credited, on a pro rata basis relative to his entitlement as a participant, in the collective deposit of depositary receipts for the relevant class of shares which is maintained by an affiliated institution within the meaning of the WGE.

      2.3. Each depositary receipt holder shall be required to nominate an affiliated institution as referred to in paragraph 2 of this article, through which the global depositary receipts referred to in paragraph 1 of this article are to be held in custody on his behalf.

      2.4. Return of the global depositary receipts referred to in paragraph 1 of this article to a party other than the trust office shall not be permitted without the trust office’s consent.

      2.5. Management of the global depositary receipts shall be irrevocably assigned to Necigef by the holder(s) and Necigef shall be irrevocably authorised to perform any necessary act on behalf of the holder(s) in respect of the relevant depositary receipts, including acceptance and transfer, and to cooperate in making additions to and deletions from the relevant global depositary receipt in accordance with the provisions of the WGE.

      2.6. For the purposes of exercise of rights attaching to a depositary receipt, the trust office shall consider as the depositary receipt holder the person named in a written statement by an affiliated institution to the effect that the person named in the statement was a participant in the relevant collective stock deposit in respect of the stated number of depositary receipts on the date stipulated by the trust office.

      2.7. Both a usufruct and a pledge may be established on depositary receipts. If no agreement is made with the trust office concerning the voting rights and rights to

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

attend meetings attaching to the depositary receipts at the time of establishment of the usufruct or pledge, those rights shall vest in the depositary receipt holder.

      2.8. In special cases the Executive Committee of the trust office may resolve with the approval of Neeigef and the Executive Board of the company, that the bearer depositary receipts shall be embodied in an instrument other than the global depositary receipt referred to in paragraph 1 of this article.

      2.9. The respective collective global depositary receipts shall be signed by the trust office (which may apply the signature in facsimile). The civil-law notaries associated now and in the future with the firm of De Brauw Blackstone Westbroek N.V., Amsterdam, or their successors shall be designated as third parties within the meaning of Appendix II of the Listing and Issuing Rules of Amsterdam Exchanges N.V., each of whom shall be authorised to act individually. The third party shall assume no liability other than that devolving upon the third party under the trust conditions.

      2.10. The trust office and the company may, if either party expresses the wish to do so, designate one or more other persons as third parties instead of the persons referred to in the preceding paragraph and shall announce that fact immediately in the manner prescribed in Article 6.

Article 3.

      3.1. The relevant share shall be transferred to and registered in the name of the trust office before a depositary receipt is issued. A person who transfers a share in the company to the trust office shall be liable to the trust office for any loss sustained by the trust office if it transpires that he was not entitled or was not fully entitled to effect such a transfer or that, at the time of surrender, the securities surrendered did not rank equally with the other securities of the same class in terms of the owner’s beneficial interest.

      3.2. The shares taken into administration, for which no certificates shall be issued, shall be evidenced by an entry in the company’s share register. The entry in the company’s share register shall be in the name of the trust office, with an annotation that the shares shall be at the disposal of no party other than the trust office acting jointly with the third party referred to in Article 2. The company shall provide that third party with written notification of such entry and annotation.

Article 4.

      4.1. Save as provided for below in this article, the trust office shall exercise the voting rights attaching to the shares in such a way as to promote the interests of the company and the enterprises carried on by the company and the companies related to it in a group, to safeguard as effectively as possible the interests of the company, those enterprises and all concerned and to resist to the best of its ability influences which might conflict with those interests by prejudicing the independence and/or continuity and/or identity of the company and those enterprises. The trust office reserves the right to determine the way in which it votes without consulting the depositary receipt holders. In derogation from the above provisions of this paragraph, the Executive Committee of the trust office may resolve that the voting rights attaching to shares held by the trust office may, under a power of attorney, be exercised by the holders of depositary receipts for

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

those shares, with due observance of the following provisions and on condition that, when the power of attorney is granted, the voting rights shall be restricted in accordance with the provisions of the following paragraphs.

      4.2. Even if he is also a shareholder, a depositary receipt holder who has duly given notice of his intention to attend the General Meeting of Shareholders of the company shall be authorised, if (i) the Executive Committee has resolved to grant a power of attorney pursuant to Article 4, paragraph 4, and (ii) he or she actually attends that General Meeting of Shareholders of the company, to exercise voting rights on shares for which he holds depositary receipts, up to a maximum of the number of shares for which he is permitted to exchange his depositary receipts pursuant to Article 8a, and 8b, of the Articles of Association of the company. The aggregate nominal value of the number of shares in respect of which a power of attorney is granted shall be reduced by the number of ordinary or preference shares which the applicant is deemed to hold pursuant to the provisions of Section 119, subsection 2, of Book 2 the Netherlands Civil Code. The Executive Committee may require a depositary receipt holder, at the time of granting of the power of attorney, to confirm compliance with the restrictions imposed on the power of attorney by this paragraph.

      4.3. A depositary receipt holder may not assign the power of attorney referred to in Article 4.2, to another person; consequently, the power of attorney may only be exercised by the depositary receipt holder himself. A depositary receipt holder in whom such authority is vested shall be free to choose how he votes.

      4.4. The Executive Committee of the trust office shall not resolve to grant powers of attorney as referred to above and shall withdraw powers of attorney already granted if it considers the granting of such powers of attorney to be in conflict with the interests of the company and the enterprises associated therewith or, irrespective of those interests, if it considers that one or more of the following circumstances has arisen:

a. a party has made, announced or is preparing an offer for all the (depositary receipts for) shares in the capital of the company, other than by agreement with the company;

b. a party has deliberately failed to comply with the obligation to declare a major holding in the company;

c. a party is intending to bring about a merger, as referred to in Article 6 of the Merger Code 2000 of the Social and Economic Council (SER), by gradually acquiring depositary receipts for ordinary shares and/or preference shares on the stock exchange;

d. a party other than the trust office has acquired an interest in the company in the form of ordinary shares and/or preference shares and/or depositary receipts amounting to more than thirty-three per cent of the capital issued in the form of ordinary and/or preference shares.

Before adopting a resolution relating to the granting of powers of attorney, the trust office shall be entitled, but not obliged, to consult the Executive Board and/or Supervisory Board of the company. If depositary receipt holders are not able to vote at a General Meeting of Shareholders of the company under powers

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

of attorney as described above, the Executive Committee of the trust office shall provide an explanation at that meeting of its decision not to grant powers of attorney or to withdraw powers of attorney which have been granted.

Article 5.

      5.1. The trust office shall collect from the company all dividends and other distributions on the shares registered in its name and shall make a corresponding dividend or distribution payable on the depositary receipts for the relevant class of shares within one week of receipt.

      5.2. Payment of dividends and other distributions, partial redemption of depositary receipts on and preparation and exchange of depositary receipts and all other actions shall be effected at an address in Amsterdam to be announced by means of an advertisement. The relevant facility shall be open between the hours of nine o’clock and noon on all business days except Saturdays and at such other times as the trust office shall determine.

      5.3. Distributions to the holders of ordinary shares by the company in the form of bonus shares, writing-up of shares, stock dividends and the like shall as far as possible be made available by the trust office to the holders of depositary receipts for ordinary shares in the form of depositary receipts for shares of the relevant class or by writing up the depositary receipts for shares of the relevant class. Distributions to the holders of preference shares by the company in the form of bonus shares, writing-up of shares, stock dividends and the like shall as far as possible be made available by the trust office to the holders of depositary receipts for preference shares in the form of depositary receipts for shares of the relevant class or by writing up the depositary receipts for shares of the relevant class.

      5.4. If pre-emptive rights to issues of new shares by the company are granted to the holders of shares of one or more particular classes, the trust office shall give the holders of depositary receipts for shares of the relevant class(es) an opportunity to exercise pre-emptive rights to depositary receipts on the same basis.

      5.5. If there is a choice between a distribution in cash and a distribution in other securities, the trust office shall announce this in advance by advertisement and shall give each holder of depositary receipts for shares of the relevant class an opportunity to indicate their choice up to the fourth day before the date on which the trust office is required to state its choice.

      5.6. If the wishes of the depositary receipt holders concerned have not been communicated to the trust office by the fourth day before the date on which the trust office is required to state its choice, the trust office shall make the choice as it sees fit, in the interests of the depositary receipt holders concerned.

      5.7. Save where a shorter period of limitation or forfeiture is prescribed by law, the claims of depositary receipt holders to payment of dividends and other distributions shall lapse after twenty years.

Article 6.

      Notices, announcements and communications to depositary receipt holders shall be given by advertisement in a national daily newspaper and in the organ of Euronext Amsterdam N.V. or an official publication substituted for it by a resolution of Euronext Amsterdam N.V.

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

Article 7.

      7.1. All costs arising out of these conditions, with the exception of those referred to in Article 10, shall be borne by the company.

      7.2. The trust office shall not charge depositary receipt holders fees for exchanging original shares for depositary receipts, management fees or other fees, except in the cases referred to in Article 10.

      7.3. The dividends and other distributions collected by the trust office shall be paid to depositary receipt holders by the trust office without deduction of commission or expenses.

      7.4. The trust office shall be free to recover from the holders of depositary receipts for shares of the relevant class all charges, taxes and expenses of any kind incurred by the trust office as holder of the original shares by virtue of their possession or with respect to the income received therefrom.

Article 8.

      8.1. Lost or damaged global depositary receipts may be replaced by the trust office with new global depositary receipts at such time, subject to such conditions and guarantees and after publication of such notices as the trust office shall determine. With the issue of a new global depositary receipt, the old global depositary receipt shall be valueless. The trust office shall in no circumstances be held liable for any loss sustained by holders of depositary receipts if it subsequently transpires that, despite the conditions imposed and guarantees required in that regard, a new global depositary receipt has been issued in error.

      8.2. The cost of printing and management of the respective global depositary receipts shall be borne by the company.

Article 9.

      9.1. With due observance of the provisions of Articles 8a., 8b. and 9 of the Articles of Association of the company, holders of depositary receipts may reclaim shares of the relevant class to the same aggregate nominal value as the depositary receipts they exchange.

      9.2. The shares shall be delivered in exchange for the depositary receipts with the minimum delay, by (a) removing the relevant depositary receipts from the global depositary receipt of the relevant class and (b) by the affiliated institution concerned making a corresponding debit entry in its collective stock deposit.

Article 10.

      A person presenting depositary receipts for exchange for shares as referred to in Article 9 shall be charged a fee by the trust office of one euro cent (€0.01) per depositary receipt, with a minimum of twenty-five euros (€25) per exchange transaction.

Article 11.

      11.1. The trust office may, whenever it deems it necessary or desirable, consult depositary receipt holders or holders of depositary receipts for shares of a particular class, subject to such conditions as it may determine, with due observance of these trust conditions.

      11.2. Meetings of depositary receipt holders shall be convened in the manner prescribed in Article 6. The advertisement shall state the items on the agenda and the contents of all documents with which the depositary receipt holders need to be familiar in considering the items on the agenda or shall state that those documents are available free of charge in Amsterdam, and, if the trust office considers it

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

desirable, in one or more other places. Copies of the aforementioned documents shall be deposited with Euronext Amsterdam N.V. Notice of the meeting shall be given and the documents shall be made available and deposited not later than the fifteenth day before the date of the meeting.

      11.3. Provided the requirements set out below in this paragraph are fulfilled, each depositary receipt holder shall be entitled to attend, address and vote at the meeting of depositary receipt holders, either in person or represented by a proxy appointed in writing. For the purposes of determining the rights of bearer depositary receipt holders to attend and vote at meetings, the trust office shall consider as a depositary receipt holder a person named in a written statement by an affiliated institution to the effect that the number of bearer depositary receipts referred to in the statement are part of its collective stock deposit and that the person named in the statement is a participant in its collective stock deposit in respect of the stated number of bearer depositary receipts and will remain so until after the meeting, provided the relevant statement is deposited with the trust office or at one or more other places to be determined by the Executive Committee — one of which shall be in Amsterdam — not later than three days before the date of the meeting. The notice of meeting shall stipulate the place where and the latest date by which the statement by the affiliated institution is to be deposited, which date shall not be earlier than the seventh day before the date of the meeting; the notice of meeting shall include this information in all cases.

      11.4. A depositary receipt holder may cast as many votes at a meeting of depositary receipt holders as the whole number of times the aggregate nominal amount of the shares for which he holds depositary receipts can be divided by twenty-four euro cents (€0.24).

      11.5. The provisions of paragraphs 2 and 3 of this article shall apply mutatis mutandis to meetings of holders of depositary receipts for a particular class of shares, save that the holders of depositary receipts for other classes of shares need not be notified of such meetings and shall not be admitted to them.

      11.6. For the purposes of application of the provisions of the preceding paragraphs of this article, the trust office may determine that rights to attend and vote at meetings shall be vested in those in whom such rights are vested at a time specified in the notice convening the meeting of depositary receipt holders, irrespective of the owner of the depositary receipts at the time of the meeting of depositary receipt holders. In that case, the affiliated institution shall not be required to certify that the depositary receipt holder will continue to be a participant in its collective stock deposit until after the meeting. The aforementioned date shall not be earlier than the seventh day before the date of the meeting.

Article 12.

      12.1. If a change is proposed in the rights attaching to the shares which have been taken into administration, the trust office shall notify depositary receipt holders by means of an advertisement, if possible at least fourteen days in advance, whether it intends to exercise the voting rights, but shall not be obliged to indicate the way in which it intends to vote.

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

      12.2. In the event of a proposal as referred to in the preceding paragraph, the trust office shall grant a power of attorney pursuant to Article 4, save that the provisions of Article 4, paragraph 4, shall not apply.

Article 13.

      If necessary due to special circumstances and after announcement in the manner prescribed in Article 6, the trust office may, with the prior approval of Euronext Amsterdam N.V., temporarily suspend the facilities for printing or exchanging depositary receipts.

Article 14.

      14.1. Provided that due notice is given by the trust office, the trust conditions may be amended. If amendments are made to the trust conditions which diminish the rights or collateral or holders of depositary receipts or impose obligations on depositary receipt holders, an opportunity shall be provided for the depositary receipt holders, for a period of at least three months from the date of the announcement of the amendment, to exchange their depositary receipts free of charge, with due observance of the provisions of Articles 8a., 8b. and 9 of the Articles of Association of the company. Such amendments shall not take effect for three months from the date of the announcement. Depositary receipt holders shall not be entitled to exchange their depositary receipts free of charge in the case of amendments which are necessary or desirable as a consequence of changes affecting the shares which have been taken into administration.

      14.2. Amendments to the trust conditions shall not take effect until approved by Euronext Amsterdam N.V. and the Supervisory Board of the company.

Article 15.

      15.1. If the trust office is wound up or wishes to terminate its function under this agreement or if the company wishes to terminate the trust office’s function, the company shall, in consultation with the trust office and with the approval of the meeting of depositary receipt holders, appoint a successor to which the administration can be transferred. If such consultation is unsuccessful or if the required approval of the meeting of depositary receipt orders is not obtained, the most diligent party may apply to Euronext Amsterdam N.V. for a decision on this matter, which shall be binding on all the parties. The successor shall assume all obligations under the trust conditions. The appointment of a successor shall take effect two months after announcement in the manner prescribed in Article 6.

      15.2. Within the period stated in the preceding paragraph, the trust office shall transfer into the name of the successor the shares which it has in administration. This shall be arranged by the trust office with the institutions affiliated to Necigef. Upon transfer of the administration, holders of depositary receipts shall be able if they wish, for a period of two months after announcement of the transfer, to exchange their depositary receipts free of charge for the same nominal amount of shares of the same class as the depositary receipts which they hold, with due observance of the provisions of Articles 8a. and 8b. of the Articles of Association of the company.

      15.3. The administration shall only be terminated with the approval of the company.

      15.4. Notification of termination or transfer of the administration shall be given in the manner prescribed in Article 6. Upon termination of the administration,

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

depositary receipts shall be exchanged free of charge for the same nominal amount of shares of the relevant class, with due observance of the provisions of Articles 8a. and 8b. of the Articles of Association of the company.

      15.5. Upon termination of the administration, a period of at least two years from the date of notification shall be stipulated within which depositary receipts may be exchanged for shares in the manner described above. These trust conditions shall remain in force during that period, subject to any amendments as referred to in Article 14 and except that, save as provided in paragraph 7, the issue of depositary receipts shall be discontinued in that case.

      15.6. Upon expiry of the period referred to in the preceding paragraph, the trust office shall be entitled, after consulting Euronext Amsterdam N.V. and issuing an announcement in the manner prescribed in Article 6, either to transfer the shares still in administration to a third party at the expense and risk of the holders of the depositary receipts then still in issue or to sell them and to keep the proceeds available for holders of the depositary receipts then still in issue.

      15.7. For two months after the notification referred to in paragraph 4, it shall continue to be possible to add depositary receipts to the relevant global depositary receipt as referred to Article 2, provided that the trust office is informed, not later than the fourth day after the date of the announcement in the Official List of Euronext Amsterdam N.V., of the number of shares to be presented for which depositary receipts are to be printed and provided it can be demonstrated that the shares were acquired on or before the date of the announcement referred to in paragraph 4.

      15.8. No charge shall be made to the depositary receipt holders for exchanges as referred to above.

Article 16.

      Immediately on publication of the annual accounts and annual report of the Executive Board of the company, the trust office shall present a report to the depositary receipt holders on its activities during the year under review, stating the number or nominal value of the securities taken into administration. If the report is not included in the company’s annual report, it shall be made available free of charge to the depositary receipt holders in Amsterdam, which shall be announced by advertisement.

Article 17.

      The legal relationship between depositary receipt holders or former depositary receipt holders on the one hand and the trust office and/or the third party referred to in Article 2 on the other shall be the governed in its entirety by the laws in the Netherlands. Any disputes arising in connection with or as a consequence of the trust conditions shall be brought in the first instance before the competent court in Amsterdam.

Article 18.

      By offering shares for exchange for depositary receipts, those by whom or on whose behalf such shares are offered and those who subsequently acquire depositary receipts shall be bound by the provisions of this deed and any subsequent amendments thereto.

Article 19.

      The trust office shall not be liable for loss or damage sustained as a consequence of any action relating to the administration, nor for individuals or institutions whose services it has employed in good faith.

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

Article 20.

      Copies of the trust conditions shall be available free of charge at the trust office and at a place in Amsterdam to be announced in the manner prescribed in Article 6 and shall be laid open to inspection by depositary receipt holders there and at the office of the third party referred to in Article 2.

Transitional provisions

Article 21.

      21.1. The trust office shall take all necessary steps to effect the exchange of depositary receipts for which certificates have been issued in the form of a body with a dividend sheet not consisting of separate dividend coupons and a talon (CF certificates) and which are in Necigef’s possession at the time of such amendment of the trust conditions, including replacing CF certificates with bearer depositary receipts which are embodied in the global depositary receipt referred to in Article 2.

      21.2. It shall be possible for holders of CF certificates which are in the possession of a party other than Necigef to exchange them free of charge up to and including the thirty-first of December, two thousand and one, for bearer depositary receipts which are embodied in the global depositary receipt referred to in Article 2. After that date, the trust office shall be entitled to charge a fee for exchanges as referred to above. The holder of a bearer depositary receipt in the form of a CF certificate which is in the possession of a party other than Necigef may not exercise any of the rights attaching to that depositary receipt with respect to the trust office until the exchange referred to in this paragraph has taken place.

Article 22.

      22.1. The provisions of paragraphs 1 to 6, inclusive, of this Article 22 shall be applicable until six months after publication, in the manner prescribed in Article 6, of a resolution of the Executive Committee of the trust office, with the approval of the Supervisory Board of the company and in accordance with the provisions of Section 26, subsections 1 and 2, of the WGE, that return of securities as referred to in that Section is no longer possible.

      22.2. With due observance of the provisions of Article 22, paragraph 4, the depositary receipts may, in derogation from the provisions of Article 2, be registered in the name of the holder. No certificates shall be issued for registered depositary receipts.

      22.3. The trust office shall keep a register of each class of registered depositary receipts, in which shall be entered the names and addresses of depositary receipt holders and holders of pledges and usufructs thereon, stating the number of depositary receipts of that class which are registered in their name or on which they hold a pledge or usufruct. Such further entries and annotations shall be made therein and such extracts shall be provided therefrom as prescribed by law in respect of the register of holders of registered shares in the capital of a public limited company and as the trust office considers necessary. The trust office may provide a depositary receipt holder, pledgee or usufructuary with an extract from the relevant register which relates to him. Such extracts shall be non-negotiable. Each holder of a registered depositary receipt and each holder of a usufruct or pledge on a registered depositary receipt shall be obliged to notify the trust office

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

in writing of his address and the number of the bank account on which he wishes to receive any cash distributions on the depositary receipts.

      22.4. A depositary receipt holder may notify the trust office in writing that he requires one or more of his depositary receipts in the form of registered depositary receipts; in the absence of such notification, his depositary receipts shall be embodied in the relevant global depositary receipt as referred to in Article 2.

      22.5. If a participant in a collective stock deposit of an affiliated institution requires the return of one or more depositary receipts, up to a maximum of the number in respect of which he is a participant, such bearer depositary receipts held by that participant shall be converted into the same number of registered depositary receipts and, as an inseparable part of the same transaction, (a) Necigef shall transfer the depositary receipts to the holder by deed, (b) Necigef shall notify the trust office on its own behalf and on behalf of the holder in accordance with Section 94 of Book 3 of the Netherlands Civil Code, (c) Necigef shall enable the trust office to have the depositary receipts deleted from the global depositary receipt, (d) the relevant affiliated institution shall accordingly debit the holder as a participant in its collective stock deposit and (e) the trust office shall have the holder entered as a depositary receipt holder in the relevant register of depositary receipt holders. The fee charged by the trust office to the depositary receipt holder for exchanging his bearer depositary receipts for registered depositary receipts or vice-versa pursuant to the provisions of this paragraph or paragraph 6 of this article shall not exceed cost.

      22.6. A depositary receipt holder may exchange one or more of his registered depositary receipts for bearer depositary receipts by, as an inseparable part of the same transaction, (a) transferring the depositary receipts to Necigef by deed, whereupon (b) Necigef shall notify the trust office on its own behalf and on behalf of the holder in accordance with Section 94 of Book 3 of the Netherlands Civil Code, (c) Necigef shall enable the trust office to have the depositary receipts added to the global depositary receipt, (d) an affiliated institution nominated by the holder shall accordingly credit the holder as a participant in its collective stock deposit and (e) the trust office shall have the holder deleted as a depositary receipt holder from the relevant register of depositary receipt holders.

      22.7. The transfer of registered depositary receipts shall require a deed of transfer and notification pursuant to Section 94 of Book 3 of the Netherlands Civil Code.

Article 23.

      If the return of depositary receipts pursuant to Article 22, paragraph 1, is no longer possible, the registered depositary receipts shall be exchanged for bearer depositary receipts in accordance with the provisions of Article 22, paragraph 6. The trust office shall be irrevocably authorised to exchange depositary receipts which have been registered in contravention of the preceding paragraph for bearer depositary receipts and, if the depositary receipt holder fails to nominate an affiliated institution pursuant to Article 2, paragraph 3, within six weeks of this having been brought to his attention, to nominate such an affiliated institution.

Concluding declaration

      In conclusion, the appearer, acting in the aforementioned capacity, declared that the amendments to the trust conditions had been approved by the Executive Board of the

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

company and accepted by the company. The document evidencing the aforementioned resolution of the Executive Committee of the foundation as referred to in the preamble to this deed will be attached to this deed. The appearer’s authority is evidenced by a private deed which will be attached to this deed.

      The deed was executed in Amsterdam this day.

      The substance of the deed was communicated and explained to the appearer. The appearer stated that he did not require the deed to be read out in full and that he had taken cognisance of and agreed with the content of the deed. Immediately following the limited reading of the deed, it was signed by the appearer and by me, civil-law notary, at twenty minutes past two o’clock in the afternoon.

(signed): J.A. Nolden, P.J. Dortmond

[Mac Bay Consultants
Company Crest]

P.C. Honfrstraat 15

1071 BI. Amsterdam
The Netherlands
Telephone 020-662 0501
Facsimile 020-662 6299
E-mail plaudit@macbay.n1
www.macbay.n1

     I. Helene J.B. Reid, sworn translator for the English language, residing at Utrecht, the Netherlands, do solemnly and sincerely declare the foregoing to be a true and full translation into English of the attached Dutch text as seen by me.

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

Amsterdam, 18 December 2002

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

AMENDMENT OF CONSTITUTION OF

STICHTING ADMINISTRATIEKANTOOR ING GROEP
effective as from 2 July 2001.
Deed dated 29 June 2001.

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

AMENDMENT OF CONSTITUTION

STICHTING ADMINISTRATIEKANTOOR ING GROEP

EB/JN/689591A/14082 dlt

28.06.01

      This day, the twenty-ninth of June, two thousand and one, there appeared before me, Peter Jakob Dortmond, civil-law notary practising in Amsterdam:

Jeroen Adriaan Nolden, c/o Stibbe, Strawinskylaan 2001, Amsterdam (postcode 1077 ZZ), born in The Hague on the sixteenth of July, nineteen hundred and seventy-three, acting for the purposes of this deed as holder of a written power of attorney granted by:

Diederik Constantijn Baron van Wassenaer, residing at Dr. Dirk Bakkerlaan 41, Bloemendaal (postcode 2061 ET), born in Beverwijk on the seventh of August, nineteen hundred and fifty-seven, married, holder of Netherlands passport N62722372. The appearer, acting in the aforementioned capacity, declared:

•	that the Constitution of Stichting Administratiekantoor ING Groep, a foundation with its registered office in Amsterdam and its principal place of business at Strawinskylaan 2631, Amsterdam (postcode 1077 ZZ), and entered in the Trade Register under no. 41156637 (the ‘foundation’), were last amended by deed executed on the third of May, nineteen hundred and ninety-nine;

•	that, pursuant to Article 13, paragraphs 2 and 3, of the Constitution of the foundation, the Executive Committee of the foundation had resolved to amend the Constitution;

•	that it had also resolved inter alia to authorise grantor of the power of attorney to implement the amendment of the Constitution;

•	that this resolution was evidenced by a copy of an extract from the minutes of the relevant meeting, which will be attached to this deed.

In implementation of the aforementioned resolution, the appearer, acting in the aforementioned capacity, declared that he amended the Constitution of the foundation such that, with effect from the second of July, two thousand and one, the full text would read as follows:

Name.

Article 1.

      The name of the foundation is Stichting Administratiekantoor ING Groep.

Registered office.

Article 2.

      The foundation has its registered office in Amsterdam.

Object.

Article 3.

      1. The object of the foundation is to acquire and administer for the purposes of management, issuing exchangeable depositary receipts (hereinafter referred to as ‘depositary receipts’) in their place, registered shares in the capital of ING Groep N.V., a public limited company with its registered office in Amsterdam (hereinafter referred to as the ‘company’) and any bonus shares which may be distributed thereon or shares acquired as stock dividend or by the exercise of subscription rights, to exercise voting rights and all other rights attaching to the shares, to exercise subscription rights and to receive dividends and other distributions, including proceeds of liquidation, subject to the obligation to

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

distribute the income to the holders of depositary receipts for shares of the relevant class, save that depositary receipts shall be issued for bonus shares, shares acquired as stock dividend and shares acquired on behalf of depositary receipt holders by virtue of the exercise of subscription rights, and further to engage in any activity which may be related to the foregoing in the widest sense, whereby all activities which entail commercial risk shall be excluded from the foundation’s object.

      2. Save as provided in paragraph 3, the foundation shall exercise the rights attaching to the shares in such a way as to promote the interests of the company and the enterprises carried on by the company and the companies related to it in a group, to safeguard as effectively as possible the interests of the company, those enterprises and all concerned and to resist to the best of its ability influences which might conflict with those interests by prejudicing the independence and/or continuity and/or identity of the company and those enterprises.

      3. Provided the relevant requirements of or pursuant to the applicable trust conditions are satisfied, the Executive Committee of the foundation may resolve that the voting rights attaching to shares held by the foundation may, under a power of attorney, be exercised by the holders of depositary receipts for the shares.

Trust conditions.

Article 4.

      1. The shares referred to in Article 3 shall be administered and the rights attaching thereto shall be exercised with due observance of the applicable trust conditions.

      2. The foundation may not encumber the shares which it holds nor dispose of them other than in exchange for depositary receipts which it has issued, on transfer of the administration of shares to a successor designated by the Executive Board of the company or after termination of its administration of the shares in accordance with the provisions of the trust conditions.

Executive Committee.

Article 5.

      1. The foundation shall be managed by an Executive Committee.

      2. Only natural persons may be members of the Executive Committee of the foundation.

      3. The Executive Committee shall consist of seven members: two A members and five B members.

Appointment.

Article 6.

      1. A members shall be appointed by the Supervisory Board of the company from among the members of the Supervisory Board.

      2. B members shall be appointed by the Executive Committee of the foundation, subject to the approval of the Executive Board of the company.

      3. A B member may not be:

a. a member of the Executive Board or Supervisory Board of the company and/or one of its subsidiaries;

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

b. a spouse or relative by blood or marriage up to the fourth remove of a member of the Executive Board or Supervisory Board of the company and/or one of its subsidiaries;

c. an employee of the company and/or one of its subsidiaries;

d. a permanent adviser to the company, including an expert as referred to in Section 393 of Book 2 of the Netherlands Civil Code, a civil-law notary or a lawyer engaged by the company;

e. a former member of the Executive Board or Supervisory Board or a former employee of the company and/or one of its subsidiaries;

f. a former permanent adviser to the company as referred to in d. above, but only for the first three years after termination of his engagement as adviser;

g. a director or employee of a bank with which the company has a lasting and significant relationship.

      4. When the Supervisory Board of the company is required to appoint an A member, it shall be invited to do so by the Executive Committee. When the Executive Board of the company is required to approve the appointment of a B member, it shall be invited to do so by the Executive Committee.

      5. When a member of the Executive Committee is due to retire by rotation, a successor shall be appointed by the time the vacancy arises. In all other cases in which a vacancy arises on the Executive Committee, it shall be filled within two months if possible.

      6. The members of the Executive Committee shall be appointed for a term of three years, save that the members of the Executive Committee appointed at the time of formation of the foundation shall retire by rotation in accordance with a rota to be adopted at the first meeting of the Executive Committee. A member of the Executive Committee shall be eligible for immediate reappointment upon retirement.

      7. A person who is appointed to fill an interim vacancy in accordance with this article shall hold office for his predecessor’s remaining term.

      8. A person who has reached the age of seventy may not be appointed a member of the Executive Committee.

      9. For the purposes of this article, ‘appoint’ shall also be taken to mean ‘reappoint’.

Vacation of office.

Article 7.

      Without prejudice to the statutory provisions, a member of the Executive Committee shall cease to hold office:

a. upon death;

b. upon resignation or retirement by rotation;

c. upon being declared bankrupt, applying for moratorium, being placed under guardianship or otherwise becoming incapable of managing his own affairs;

d. in the case of an A member, upon ceasing to be a member of the Supervisory Board of the company;

e. in the case of a B member, upon falling within the scope of one of the categories referred to in Article 6, paragraph 3;

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

      f. upon a majority of the other members expressing the view in writing that a B member holds an office outside the foundation of which the discharge is or may be in conflict with the interests which the foundation is required to safeguard pursuant to Article 3;

      g. upon expiry of the term for which he has been appointed pursuant to Article 6, paragraph six;

      h. in the case of a B member, on the first day of the month following the month in which he reaches the age of seventy.

Approval by the Supervisory Board.

Article 8.

      Resolutions which the Executive Board of the company is authorised to adopt in accordance with this Constitution shall require the approval of the Supervisory Board of the company.

Organisation of the Executive Committee.

Article 9.

      1. The Executive Committee shall appoint one of the B members as chairman. In the absence of the chairman, the meeting shall be presided over by the oldest B member present.

      2. The Executive Committee shall appoint a secretary, from among its members or from outside, who shall be responsible for keeping the minutes of the meeting. In the absence of the secretary, the minutes shall be kept by a person appointed for that purpose at the meeting.

      3. Meetings of the Executive Committee shall be held whenever requested by a member of the Executive Committee and, if the foundation holds shares in the capital of the company, in all cases immediately after receipt of notice of a General Meeting of Shareholders of the company. Meetings shall be held at a time and place to be determined by the chairman of the Executive Committee. Meetings shall be convened by individual letter to each member, stating the venue and time of the meeting and the business to be transacted. Notice of meetings shall be given not later than the eighth day before that of the meeting. In urgent cases, however, such at the discretion of the person convening the meeting, notice may be given not later than twenty-four hours before the time the meeting. Agenda items which were not included in the notice of meeting may be considered only if all the members of the Executive Committee are present or represented and with their unanimous approval.

      4. Without prejudice to the provisions of paragraph 8 of this Article, valid resolutions may only be adopted if at least one B member is present or represented and all members have been given notice in accordance with the above provisions, save that a valid resolution may be adopted, even if the procedure for convening meetings has not been complied with, at a meeting at which all the members of the Executive Committee are present or represented, provided the resolution is passed unanimously.

      5. Resolutions of the Executive Committee shall require an absolute majority of the votes cast. Blank and invalid votes shall be deemed not to have been cast. In the event of a tied vote in a meeting of the Executive Committee, the resolution shall be deemed to have been defeated.

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

      6. Each member of the Executive Committee shall have two votes. If only one B member is present or represented at a meeting, however, six votes may be cast by or on behalf of that B member. If two B members are present or represented, three votes may be cast by or on behalf of each of them.

      7. The minutes of the meeting shall be adopted and signed in witness of adoption by the chairman and secretary of the meeting or adopted by a subsequent meeting and signed in witness of adoption by the chairman and secretary of that subsequent meeting.

      8. Resolutions of the Executive Committee may be adopted without holding a meeting, if all the members vote in favour of the motion in writing, including by telegram, telex or fax. Documentary evidence of the adoption of such a resolution shall be kept with the minute book.

      9. The remaining members of the Executive Committee shall continue to constitute a competent body while one or more vacancies exist on the Executive Committee. The provision of paragraph 4 of this article, viz. that valid resolutions may be adopted only if at least one B member is present or represented, shall not apply if there are no B members.

Representation.

Article 10.

      1. The foundation shall be represented at law and otherwise by the Executive Committee or by two members, at least one of whom is a B member, acting jointly.

      2. The foundation may authorise a member of the Executive Committee or a third party by written power of attorney to represent it.

Delegation.

Article 11.

      The foundation may delegate the activities associated with the administration of the shares, except for the exercise of voting rights, to a trust office (administratiekantoor) duly authorised by it for that purpose. The title of ‘administrator’ may be conferred upon such trust office.

Financial year. Balance sheet and statement of income and expenditure.

Article 12.

      1. The financial year shall be concurrent with the company’s financial year.

      2. The Executive Committee shall keep such records of the foundation’s financial position and all matters relating to its activities, in compliance with the requirements arising out of those activities, and shall keep the relevant records, documents and other data carriers in such a way as to enable the foundation’s rights and obligations to be ascertained at all times.

      3. Without prejudice to the statutory provisions, the Executive Committee shall prepare the foundation’s balance sheet and statement of income and expenditure within six months of the end of each financial year.

      4. The Executive Committee shall provide the company with copies of the documents referred to in paragraph 3.

      5. The Executive Committee shall keep the records, documents and other data carriers referred to in paragraphs 2 and 3 for the period prescribed by law.

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

Amendment of the Constitution. Liquidation.

Article 13.

      1. The Executive Committee shall be authorised to amend this Constitution and wind up the foundation.

      2. A resolution to amend this Constitution or wind up the foundation may only be adopted at a meeting of the Executive Committee at which all the members are present or represented.

      3. A resolution to amend this Constitution or wind up the foundation shall require the prior approval of the company and of Euronext Amsterdam N.V., a public limited company with its registered office in Amsterdam.

      4. Amendment of this Constitution shall be effected by notarial deed. Each member of the Executive Committee acting individually shall be authorised to cause such a deed to be executed.

      5. A resolution to wind up the foundation may not be adopted until title to the shares acquired by the foundation for the purposes of management has been transferred to the depositary receipt holders on grounds of termination of management, thereby cancelling the depositary receipts, or title to the shares has been transferred, again for the purposes of management, to the successor referred to in Article 4, paragraph 2, which shall then assume the foundation’s obligations to depositary receipt holders.

      6. If the foundation is wound up, the liquidation shall be conducted by the Executive Committee. Any liquidation proceeds shall be donated to a charitable or social cause to be determined by the liquidators.

      7. After completion of the liquidation, the foundation’s books and documents shall be retained for the period prescribed by law by a person appointed by the Executive Committee for that purpose.

      The aforementioned authority is evidenced by a power of attorney which will be attached to this deed.

      The deed was executed in Amsterdam this day.

      The substance of the deed was communicated and explained to the appearer. The appearer stated that he did not require the deed to be read out in full and that he had taken cognisance of and agreed with the content of the deed. Immediately following the limited reading of the deed, it was signed by the appearer and by me, civil-law notary, at ten minutes past two o’clock in the afternoon.

(signed): J.A. Nolden, P.J. Dortmond

[Mac Bay Consultants
Company Crest]

P.C. Hooftstraat 15
1071 BI. Amsterdam
The Netherlands
Telephone 020-662 0501
Facsimile 020-662 6299
E-mail plaudit@macbay.n1
www.macbay.n1

     I, Helene J.B. Reid, sworn translator for the English language, residing at Utrecht, the Netherlands, do solemnly and sincerely declare the foregoing to be a true and full translation into English of the attached Dutch text as seen by me.

[STAMP] [Beëdigd Vertaalster Helene J.B. Reid M.I.T.I. (NGV) Utrecht (Signature) Sworn Translator]

Amsterdam, 18 December 2002